Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: Dow Jones Industrial Average TM (ticker: “INDU”) and Russell 2000 ® Index (ticker: “ RTY ”) Pricing date: January 26, 2024 Valuation dates: Quarterly, beginning approximately one year after issuance Maturity date: January 31, 2029 Automatic early redemption: If on any valuation date the closing value of the worst performing underlying is greater than or equal to its premium thresho ld value, the securities will be automatically called for an amount equal to the principal plus the applicable premium Premium: At least 6.25% per annum* CUSIP / ISIN: 17291TNS3 / US17291TNS32 Premium threshold value: 95% of its initial underlying value, for each underlying Final buffer value: 90% of its initial underlying value, for each underlying Buffer percentage: 10% Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value: For each underlying, its closing value on the final valuation date Underlying return: For each underlying on any valuation date, (current closing value - initial underlying value) / initial underlying value Worst performing underlying: On any valuation date, the underlying with the lowest underlying return Payment at maturity (if not autocalled): • If the final underlying value of the worst performing underlying on the final valuation date is greater than or equal to its premium threshold value: $1,000 + the premium applicable to the final valuation date • If the final underlying value of the worst performing underlying on the final valuation date is less than its premium threshold value but greater than or equal to its final buffer value: $1,000 • If the final underlying value of the worst performing underlying on the final valuation date is less than its final buffer value: $1,000 + [$1,000 × (underlying return of worst performing underlying + the buffer percentage)] If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performing und erl ying on the final valuation date is less than its final buffer value, which means that the worst performing underlying on the final valuation date has de pre ciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for eve ry 1% by which that depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Ma rkets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated January 3, 2024 *The actual premium will be determined on the pricing date. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Autocallable Buffer Securities Linked to the Worst of INDU and RTY

Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

Hypothetical Interim Payment per Security**

Valuation Date on which Worst Performing Underlying Exceeds Premium Threshold Value	Premium	Hypothetical Redemption
January 29, 2025	6.2500%	$1,062.5000
April 28, 2025	7.8125%	$1,078.1250
July 28, 2025	9.3750%	$1,093.7500
October 27, 2025	10.9375%	$1,109.3750
January 26, 2026	12.5000%	$1,125.0000
April 27, 2026	14.0625%	$1,140.6250
July 27, 2026	15.6250%	$1,156.2500
October 26, 2026	17.1875%	$1,171.8750
January 26, 2027	18.7500%	$1,187.5000
April 26, 2027	20.3125%	$1,203.1250
July 26, 2027	21.8750%	$1,218.7500
October 26, 2027	23.4375%	$1,234.3750
January 26, 2028	25.0000%	$1,250.0000
April 26, 2028	26.5625%	$1,265.6250
July 26, 2028	28.1250%	$1,281.2500
October 26, 2028	29.6875%	$1,296.8750
January 26, 2029	31.2500%	$1,312.5000

If the closing value of the worst performing underlying is greater than or equal to its premium threshold value on any interim valuation date, then the securities will be automatically redeemed prior to maturity and you will receive a premium following that valuation date.

**This hypothetical assumes that the premium applicable to each valuation date will be set at the lowest value indicated in this offering summary.
***This hypothetical assumes the securities have not been automatically redeemed prior to maturity.

Hypothetical Payment at Maturity per Security***


$2,000
$1,750
$1,500
$1,312.50
$1,250
$1,000
$750
$500
$250
$100
$0
Payment at Maturity per Security
-10%
-5%
31.25%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Underlying Return of the Worst Performing Underlying on the Final Valuation Date

Hypothetical Return of the Worst Performing Underlying on Final Valuation Date	Hypothetical Payment at Maturity
100.00%	$1,312.5000
75.00%	$1,312.5000
50.00%	$1,312.5000
37.50%	$1,312.5000
10.00%	$1,312.5000
5.00%	$1,312.5000
0.00%	$1,312.5000
-5.00%	$1,312.5000
-10.00%	$1,000.0000
-10.01%	$999.9000
-25.00%	$850.0000
-50.00%	$600.0000
-75.00%	$350.0000
-100.00%	$100.0000

Selected Risk Considerations • You may lose a significant portion of your investment. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performing underlying on the final valuation date. If the final underlying value of the worst performing underlying on the final valuation date is less than its final buffer value, which means that the worst performing underlying on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of the securities for every 1% by which that depreciation exceeds the buffer percentage. • Your potential return on the securities is limited. • The securities do not pay interest. • The return on the securities depends solely on the performance of the worst performing underlying. As a result, t he securities are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • You will be subject to risks relating to the relationship among the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • The securities offer downside exposure, but no upside exposure, to the underlyings. • You will not receive dividends or have any other rights with respect to the underlyings . • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.